Exhibit 99.1

American States Water Company
Announces Earnings for the Three and
Twelve Months Ended March 31, 2003

San Dimas, California, May 13, 2003 . . . American States Water Company (NYSE:AWR) today reported basic and fully diluted earnings for the three months ended March 31, 2003 were $0.20 per share, a decrease of 20%, compared to the $0.25 per share, for basic and fully diluted earnings, reported for the three months ended March 31, 2002.

Basic and fully diluted earnings were $1.29 per share for the twelve months ended March 31, 2003 a decrease of 10.4% as compared to basic and fully diluted earnings of $1.44 per share reported for the same period ended March 31, 2002,

Commenting on the reported results, President and Chief Executive Officer Floyd E. Wicks said, “The results reported today continue to reflect the effects of delayed rate increases and the California Public Utility Commission’s elimination of the earnings impact protection from increasing supply costs (known as “balancing account protection”) at our largest operating water utility unit. We continue to follow through on our plan to maintain quality service by filing for warranted rate increases and operating as efficiently as possible.”

First Quarter 2003 Results - Operating income for the first quarter of 2003 was $7.6 million and net income was $3.0 million as compared with operating income of $7.9 million and net income of $3.8 million for the first quarter of 2002.

Total operating revenues for the first quarter of 2003 increased by 4.9% to $46.7 million as compared to the $44.5 million recorded in the first quarter of 2002, due primarily to electric rate increases effective during 2002 at the Company’s Bear Valley Electric division. Electric revenues increased by 34.5% for the quarter ended March 31, 2003 while water revenues were flat in comparison to the same quarter ended March 31, 2002.

Total operating expenses increased by 7% to $39.1 million for the three months ended March 31, 2003 as compared to the $36.6 million recorded for the same period in 2002.

Between the two reporting periods, total supply costs increased by 20.1%, although this increase was partially offset by reductions in administrative and general expense and income tax expense. An unrealized loss of $289,000 was recorded during the first quarter, in the Company’s Bear Valley Electric division, related to the purchased energy contract with Pinnacle West. Accounting rule SFAS 133 requires the Company to compare current long-term energy costs with the actual contract price negotiated last year with Pinnacle West. Since the current prices are below the contract’s average price, the company must record a “paper loss”, per FAS 133 accounting rules. (See further discussion in the “Twelve Month 2003 Results”, below.)

Due to increased short-term borrowing during the first quarter of this year, interest charges increased by 4.5% to $4.6 million for the quarter ended March 31, 2003 as compared to interest charges of $4.4 million for the quarter ended March 31, 2002.

Twelve Month 2003 Results - The Company reported operating income of $37.3 million and net income of $19.5 million for the twelve months ended March 31, 2003 compared with operating income of $38.0 million and net income of $21.8 million for the twelve months ended March 31, 2002.

Total revenues for the twelve months ended March 31, 2003 increased by 4.8% to $211.4 million as compared to $201.7 million reported for the same period in 2002, due to various water rate increases effective during 2001 at its Southern California Water Company (SCW) unit that had full impact during 2002, a 3.0% increase in water sales, and rate increases at the Bear Valley Electric division of our SCW unit. Of the total increase in revenues, water revenues increased by $3.0 million or 1.6% while electric revenues increased by $6.6 million or 40.0%.

Total operating expenses for the twelve months ended March 31, 2003 increased by 6.4% to $174.1 million from the $163.7 million reported for the same period in 2002. The increase was due principally to a 26.9% increase in supply costs, as well as increased maintenance expense and other operating costs. In addition, the results for the twelve months ended March 31, 2003 are impacted by an unrealized loss of approximately $2.8 million related to certain electric power purchase contracts at BVE that were marked-to-market pursuant to the requirements of SFAS No. 133. This unrealized loss at Bear Valley Electric will continue to impact earnings during the life of the contract with Pinnacle West; both negatively and positively. The end result is projected to be a net zero impact on Bear Valley Electric earnings at the end of the contract period, in 2008. Offsetting these increases and extraordinary item is a reduction in income tax expense and administrative and general expense due to the reversal in the fourth quarter of 2002 of the remaining $6.5 million in reserves established against potential non-recovery of electric power costs.

Interest charges increased by 10.6% for the twelve months ending March 31, 2003 due to the issuance of an additional $50 million in long-term debt by the Company’s SCW unit in December 2001.

Other - Certain matters discussed in this news release with regard to the Company’s expectations may be forward-looking statements that involve risks and uncertainties. The assumptions and risk factors that could cause actual results to differ materially include those described in the Company’s Form 10-Q and Form 10-K filed with the Securities and Exchange Commission.

American States Water Company is a holding company that, through its subsidiaries, provides water service to 1 out of 30 Californians located within 75 communities throughout 10 counties in Northern, Coastal and Southern California and to approximately 12,000 customers in the city of Fountain Hills, Arizona and portions of Scottsdale, Arizona. The Company distributes electricity to approximately 22,000 customers in the Big Bear recreational area of California, and contracts with various municipalities and private entities in both California and Arizona to provide services to an additional 91,500 customers.

CONTACT:	McClellan Harris III
Chief Financial Officer and Treasurer
Telephone: (909) 394-3600, ext. 705

American States Water Company
Consolidated

Comparative Condensed Balance Sheets
(in thousands)	March 31	March 31
	2003	2003

	(Unaudited)
Assets
Utility Plant-Net	$567,149	$543,184
Other Property and Investments	22,610	24,284
Current Assets	46,729	44,668
Deferred Charges	67,062	56,693

	$703,550	$668,829

Capitalization and Liabilities
Capitalization	$444,202	$452,608
Current Liabilities	74,782	42,015
Other Credits	184,566	174,206

	$703,550	$668,829

Condensed Statements of Income
(in thousands, except per share amounts)	Three Months Ended		Twelve Months Ended
	March 31		March 31

	2003	2002	2003	2002

	(Unaudited)
Operating Revenues	$46,676	$44,485	$211,396	$201,709

Operating Expenses:
Operations	28,172	25,172	125,785	114,803
Maintenance	1,950	1,892	9,897	8,319
Depreciation and amortization	4,947	4,568	18,682	18,036
Taxes on income	1,995	3,013	11,931	15,027
Property and other taxes	2,057	1,922	7,817	7,485

Total operating expenses	39,121	36,567	174,112	163,670
Net operating income	7,555	7,918	37,284	38,039
Other Income	—	256	135	(69)

Income Before Interest Charges	7,555	8,174	37,419	37,970
Interest Charges	4,565	4,367	17,897	16,182

Net Income	2,990	3,807	19,522	21,788
Dividends on Preferred Shares	—	(21)	(9)	(83)

Earnings Available for Common Shareholders	$2,990	$3,786	$19,513	$21,705

Weighted Average Shares Outstanding	15,188	15,120	15,162	15,120

Earnings Per Common Share	$0.20	$0.25	$1.29	$1.44

Weighted Average Fully Diluted Sgares	15,194	15,129	15,181	15,125

Fully Diluted Earnings Per Share	$0.20	$0.25	$1.29	$1.44

Dividends Paid Per Common Share	$0.221	$0.217	$0.876	$0.867